Exhibit 4.4

Alumina Limited and Chris Thiris

PRIVATE & CONFIDENTIAL

13 December 2011

Mr Chris Thiris

23 Avondale Street

HAMPTON VIC 3188

Dear Chris

CONTRACT OF EMPLOYMENT

Alumina Limited (Alumina) has pleasure in confirming our offer of employment to you. The full terms and conditions of your employment with Alumina are set out in the attached contract of employment. By way of introduction, some of your key employment terms are as follows:

Position/Capacity:	Chief Financial Officer

Tenure:	Permanent

Reporting to:	Chief Executive Officer

Commencement date:	13 December 2011

Location:	Level 12, IBM Tower, 60 City Road, Southbank Vic 3006

Remuneration Package:	FAR:	$625,000 per annum, including superannuation, effective (commencement date).

	STI:	Up to 70% of FAR per annum from 1 January 2012

	LTI:	Up to 40% of FAR per annum, with first allotment to be considered in January 2013

Attached to this letter is a contract of employment which incorporates these terms.

Please review the contract and, if acceptable, return a signed copy to me. Upon acceptance of this offer the previous arrangements as Interim Chief Financial Officer will be terminated.

Your signature on the contract will constitute an acknowledgment that you consent to the terms and conditions contained in it.

Yours sincerely

/s/ JOHN BEVAN
CHIEF EXECUTIVE OFFICER

13/12/2011	Contract of Employment

Alumina Limited and Chris Thiris

Date: 13 December 2011

This is a Contract of Employment between Alumina Limited (ACN 85 004 820 419) of Level 12 IBM Centre, 60 City Road, Southbank Victoria 3006 (Alumina) and Chris Thiris of 23 Avondale Street, Hampton Vic 3188 who have agreed that Chris Thiris will be employed by Alumina on the terms of this Agreement.

The formal terms of this Contract of Employment are as follows:

1.	POSITION AND COMMENCEMENT

You will be employed in the position of Chief Financial Officer.

You will report to the Chief Executive Officer.

Your employment under this Agreement will be effective from 13 December 2012.

You will be employed in Alumina’s office at Level 12, IBM Tower, 60 City Road, Southbank Victoria 3006. Alumina will provide car parking within the building.

2.	REMUNERATION

Your remuneration will fully compensate you for all entitlements including hours you work outside Alumina’s normal office hours.

Your salary will be paid monthly, half in arrears and half in advance, by direct transfer into your nominated account/(s) with a bank or other approved, financial institution.

The components of your remuneration, and the value or potential value of each, are as follows:

•	Fixed Annual Reward (FAR) of $625,000 per annum, including superannuation, effective (commencement date); and

•	Short Term Incentive (STI) up to 70% of FAR per annum, effective 1 January 2012; and

•	Long Term Incentive (LTI) up to 40% of FAR per annum, effective January 2013

FAR

Your FAR payment is inclusive of your superannuation benefit. You will be required to salary sacrifice the minimum statutory superannuation contribution to an approved superannuation plan of your choice. The minimum required contribution you must make under the Superannuation Guarantee is currently 9%, effective 1 July 2002.

13/12/2011	Contract of Employment

Alumina Limited and Chris Thiris

STI

The STI payment is an incentive based on your performance against your personal objectives and a corporate scorecard performance. The STI payment provides for a potential maximum bonus of up to 70% of your FAR payment. STI payments will be granted in accordance with the terms of Alumina’s prevailing Short Term Incentive Scheme.

LTI

You may, in the absolute discretion of the Alumina Limited Board, be invited to participate in the Alumina Limited Employee Share Plan from time to time. This incentive component of your remuneration provides you with the opportunity to annually receive allocated shares in Alumina based on a value of 40% of your FAR payment.

Review of your remuneration

Your remuneration will be reviewed in December of each year, and Alumina may, in its absolute discretion, determine whether to increase your remuneration having regard to all relevant factors including your individual performance, the performance of Alumina, market rates and relativities.

3.	ROLE DEFINITION

A Role Definition, required for all positions within Alumina, sets out the purpose of the role, the accountabilities, authority levels and key competencies. Your Role Definition may be periodically updated to reflect agreed changes to your position as the nature of your role and level of responsibility may vary. You will be consulted where significant changes to the arrangement or performance of your work are proposed.

You must hold relevant qualifications for the performance of your duties. Alumina will require you to provide copies of documents which evidence the relevant qualifications.

4.	PERFORMANCE REVIEWS

All employees are required to participate in Alumina’s Performance Review process.

Your personal performance objectives are set by you and the CEO in January for the year ahead. The objectives form the basis of your Performance Review, twice a year.

5.	HOURS OF WORK AND DUTIES

Alumina’s normal office hours are 08:30 to 17:30, and may be subject to change. Your hours of work will be in accordance with the requirements of the role as Chief Financial Officer.

13/12/2011	Contract of Employment

Alumina Limited and Chris Thiris

In order to perform the duties expected of you, you may, from time to time, be required to work hours outside Alumina’s normal office hours or those advised to you by your Manager. Compensation for any additional hours you work has already been factored into your remuneration.

You are required to undertake duties as required by Alumina. You may be required to work in other positions or areas within Alumina, based on your skills, competencies and Alumina’s business requirements.

6.	LEAVE

Sick Leave

You are entitled to ten (10) days paid sick leave for each completed year of service with Alumina. Sick leave accrues from year to year. Accrued sick leave entitlements will not be payable to you on termination of your employment with Alumina.

Personal Leave

In accordance with Alumina’s Policies and Procedures you are also entitled to personal leave in accordance with relevant legislation in force from time to time. Accrued personal leave entitlements will not be payable to you on termination of your employment with Alumina.

Personal leave entitlements are as follows:

•	up to ten (10) days paid personal leave (comprising compassionate leave and carers leave) per year;

•	maternity, adoption and paternity leave; and

Annual leave

Upon completion of each twelve (12) months service with Alumina you are entitled to four (4) weeks annual leave. Annual leave is accumulated on a pro-rata basis. Annual leave will be taken by agreement at a time that is convenient to Alumina.

Accumulation of annual leave may not exceed six (6) weeks without the express approval of your Manager. Alumina reserves the right to direct you to take leave, at a time mutually convenient to Alumina, where you have accumulated more than six (6) weeks annual leave.

Payment for annual leave will be based on your FAR immediately prior to taking leave.

•	On termination of your employment with Alumina, you will be paid for accrued but untaken annual leave in accordance with your FAR.

Long Service Leave

You will be entitled to thirteen (13) weeks paid long service leave after completion of ten (10) years continuous service with Alumina.

13/12/2011	Contract of Employment

Alumina Limited and Chris Thiris

On termination of your employment with Alumina, you will be paid for accrued but untaken long service leave in accordance with your FAR.

Benefits

Alumina provides a range of discretionary benefits which are available to you including:

•	education assistance and study leave;

•	participation in Alumina’s share plan arrangements, subject to annual Alumina Board approval and invitation;

•

personal insurance arrangements including participation in the employee accident insurance scheme, the superannuation disablement and death benefit and the salary continuance insurance plan covering extended periods of illness or injury not covered by workers compensation; and

•	access for you and your family to Alumina’s Employee Assistance Program for confidential counseling services and support.

The types of benefits that are available and the terms on which they are provided may change from time to time. Benefits will be available to you only if you meet the eligibility criteria for that benefit.

7.	DISCLOSURE OF INFORMATION ON APPOINTMENT WITH ALUMINA

All information provided by you to Alumina prior to your appointment must be accurate and complete. Failure to comply with this obligation may result in disciplinary action, including termination of your employment.

8.	YOUR OBLIGATIONS TO ALUMINA

There are many general legal obligations which exist in all employment relationships. You are required to make yourself aware of your employment obligations to Alumina as detailed in Alumina’s Code of Conduct.

Without limiting these general obligations, you must:

•	familiarise yourself with and comply with all workplace policies and procedures and with all Alumina policies and procedures, as amended from time to time;

•	comply with all lawful directions given to you by your Manager or other authorised persons, and diligently and faithfully serve Alumina, protecting and furthering its interests at all times;

•

not engage directly or indirectly in any other trade, business or occupation which deals with Alumina, or which impacts on your ability to perform your work, except with the prior written approval of your Manager or other authorised persons, and must not engage in any conduct or activity which may harm or adversely affect Alumina’s business or interests;

13/12/2011	Contract of Employment

Alumina Limited and Chris Thiris

•

not give or receive any monetary payment, gift, benefit, personal favour or gratuity in, or in connection with any business of Alumina save and except in any case involving items of nominal value and authorised business related expenditure for which approval has been obtained by you from your Manager or other authorised persons; and

•	properly record and account for all transactions made by you on behalf of Alumina by maintenance of the appropriate records and accounts.

9.	ENVIRONMENT, HEALTH AND SAFETY

You are required to carry out your role in a safe and environmentally responsible manner and comply with relevant Acts, Regulations and other Codes of Practice and Alumina’s environmental health and safety policies and procedures (as amended from time to time). It is a requirement that you wear and maintain personal protective clothing and safety equipment as required by Alumina.

Employees are required to refrain from the use of alcohol and drugs prior to and during their work hours, as noted in the Fitness for Work section of Alumina’s Environment, Health and Safety Policy.

Alumina provides an annual health care program for employees, which is currently provided by Good Health Solutions.

10.	TERMINATION OF EMPLOYMENT

Summary dismissal

This Agreement may be terminated immediately by Alumina for any conduct on your part which would justify summary dismissal, including:

(a)	wilful and serious misconduct;

(b)	abuse of alcohol and drugs in the workplace, or intoxication while at work;

(c)	dishonesty;

(d)	criminal offences; or

(e)	abuse of colleagues.

Termination with notice

This Agreement may be terminated by your giving three (3) months’ notice in writing to Alumina, and by Alumina giving six (6) months’ notice in writing to you.

If Alumina requests that you act as a director, or secretary of Alumina, any of Alumina’s subsidiaries and any entity forming part of Alcoa World Alumina and Chemicals (the “Appointments”), you shall, upon this Agreement being terminated by Alumina or you giving notice in writing, provide such notices of resignation from the Appointments as Alumina may request.

13/12/2011	Contract of Employment

Alumina Limited and Chris Thiris

Alumina may in its absolute discretion make a payment to you in lieu of some or all of the notice period given by it or by you. Any such payment will be calculated according to your “Base Remuneration”, which is defined as:

•	FAR; and

•	STI, calculated as “at target performance”.

If you resign without giving three (3) months’ notice, Alumina may withhold from any payment to be made to you on termination an amount equivalent to the amount of outstanding notice to be served calculated in accordance with your Base Remuneration.

11.	REDUNDANCY

In the event that your employment is terminated on the basis of the redundancy of your position, you will be entitled to the redundancy and termination benefits provided for in this clause.

Where you are entitled to receive a redundancy payment under this clause, your payment will be calculated according to your Base Remuneration.

Other than in the circumstances described in the following paragraph, if your employment is terminated on the basis of the redundancy of your position, you will, as a minimum, be entitled on redundancy to:

(a)	payment of your accrued annual leave and (if applicable) long service leave entitlements, provided that pro rata long service leave benefits will be paid if you have three (3) years or more continuous service; and

(b)	the greater of either:

(i)	a payment equivalent to six (6) months Base Remuneration; or

(ii)	a payment comprising your notice payment, severance payment and additional severance payment, as specified below.

(c)	in appropriate cases, outplacement support, details of which are provided in Alumina’s ‘Leaving the Company’ policy;

For the purpose of determining the amount of any redundancy payment that may be payable under paragraph (b)(ii) above:

(i)	the notice payment will be the greater of twelve (12) weeks notice, or notice provided within the Contract of Employment;

(ii)	a severance payment will be two and a half (2.5) weeks per completed year of service pro-rated for completed months of service; and

(iii)	an additional severance payment, the amount of which will be determined by the Tier in which you are employed at the time of the redundancy, will be:

•	nine (9) weeks additional ex-gratia payment for Tier 2, Executive position.

13/12/2011	Contract of Employment

Alumina Limited and Chris Thiris

12.	SIGNIFICANT CHANGE

In the event of a Significant Change, you may elect to terminate your employment with Alumina in accordance with clause 11, by providing written notice to Alumina within 28 days of the Significant Change event occurring.

For the purpose of this clause, a Significant Change means:

•	if Alumina ceases to be listed on the Australian Stock Exchange;

•	if there is a significant change in the status and/or responsibilities of your position which is detrimental to you (where you do not consent to the change in status and/or responsibilities); or

•

if Alumina makes a decision that the employment position you occupied is no longer required and it does not offer you suitable alternative employment or you do not accept other employment with Alumina or another employer.

If your employment with Alumina terminates in accordance with this clause 12, you will (subject to the other paragraphs in this clause) be entitled to receive a payment calculated according to clause 11.

You will not have an entitlement to receive a payment under this clause 12 in circumstances where the reasons for the Significant Change is your poor performance or inability to fulfill your agreed responsibilities outlined in your Role Definition.

13.	SECURITY REQUIREMENTS

Alumina may, through its officers, employees or delegates, inspect your personal property on Alumina premises and work area at any time for security reasons. By signing this contract you consent to such inspection.

You shall not, without prior consent from Alumina, permanently remove any records, documents, or other property from the workplace.

14.	COMPUTER USE

Alumina uses certain computer software under licence which may not be reproduced or copied by you in any way, unless specifically approved.

Any use by you of Alumina’s IT network will be subject to and in accordance with relevant policies. Specifically, you acknowledge that this network is provided for business and reasonable private use, may be reviewed or inspected by Alumina, and is not private to you.

15.	CONFIDENTIALITY – ALUMINA PROPERTY

Except with the prior written approval of Alumina or in the proper discharge of your duties, you shall not disclose to any third party during the currency of this contract or thereafter any information, confidential or otherwise, relating to Alumina’s affairs which may come to your knowledge.

13/12/2011	Contract of Employment

Alumina Limited and Chris Thiris

All documents and other information of Alumina that is not in the public domain including, without limitation, reports, documents, files, books, manuals, records, information, statements, papers, writing and similar items (whether in hard copy, electronic, magnetic or other form) relating to Alumina’s affairs and all other materials, property or equipment shall be and remain the property of Alumina and shall be handed over to Alumina by you from time to time on demand and in any event, on your leaving the service of Alumina.

You will continue to be bound by these obligations following the termination of your employment for any reason, and must take reasonable steps to prevent unlawful use or disclosure of Alumina’s confidential information.

16.	INTELLECTUAL PROPERTY

You must immediately, freely and fully disclose to Alumina any work related invention, improvement or discovery you make as an employee of Alumina. All such inventions, improvements or discoveries you make are the absolute property of Alumina.

You must not at any time during or after the cessation of your employment with Alumina apply for or claim any entitlement to any letters patent, design, copyright (register able or otherwise) or other form of protection whether in Australia or elsewhere, in relation to such intellectual property.

You are required to assign to Alumina any right you may have to a grant of letters patent, design, copyright (register able or otherwise) or other form of protection regardless of whether it is held in Australia or elsewhere.

Alumina policy in relation to Intellectual Property is contained in Alumina’s Human Resources Policies and Procedures.

17.	POLICIES AND PROCEDURES

You will be required to comply with Alumina’s Human Resources Policies and Procedures as amended from time to time.

In particular, you should be aware of Alumina’s Code of Conduct and its policy for Buying and Selling Securities. You will be required to acknowledge, in writing, that you have read Alumina’s Code of Conduct and confirm that you agree to act in accordance with it. You will also be required, in writing, to annually re-affirm your commitment to Alumina’s Code of Conduct.

It is your responsibility to familiarise yourself with the requirements of Alumina’s policies and procedures.

18.	EMPLOYMENT CONTRACT – AFFIRMATION

The terms and conditions set out in this Agreement come into effect from your commencement date with Alumina and will replace the provisions of all prior employment contracts you have entered into with Alumina. It is Alumina’s intention to reaffirm the terms of your employment contract on a regular basis.

13/12/2011	Contract of Employment

Alumina Limited and Chris Thiris

19.	ACKNOWLEDGEMENT

By signing this acknowledgement, Alumina declares that the Employee has been informed of the terms of this Employment Contract:

For Alumina Limited

Signed:	/s/ John Bevan

Name:	John Bevan

Title:	Chief Executive Officer

Date:

By signing this acknowledgment, you declare that you genuinely consent to the terms and conditions of this Employment Contract:

Signed:	/s/ Chris Thiris

Name:	Chris Thiris

Date:

13/12/2011	Contract of Employment